Exhibit 23.5

Consent of IBISWorld Inc.

To Whom It May Concern:

We hereby consent to the use of our information, as properly attributed to us, in the Registration Statement on Form S-4 of The ServiceMaster Company with respect to the following:

1.                                      The statement that in 2012, the U.S. home warranty segment (including structural home warranties) was expected to be approximately $1.7 billion in 2012, as measured by reported revenue from third-party studies.

2.                                      The statement that American Home Shield and First American Financial Corporation are the two largest participants in the U.S. home warranty segment, based on 2011 revenue.

3.                                      The statement that American Home Shield has a 42 percent market segment share and First American Financial Corporation has an 8 percent market segment share.

Submitted by:

/s/ Mark W. Lettie

Name: Mark W. Lettie
Title: Business Development Manager
IBISWorld Inc.
401 Wilshire Blvd. Suite 200
Santa Monica, CA 90401
Tel:  1-800-330-3772
Email:  info@ibisworld.com
March 25, 2013